Exhibit 5

June 28, 2005

CNH Capital America LLC

233 Lake Avenue

Racine, Wisconsin 53403

CNH Wholesale Receivables LLC

100 South Saunders Road

Lake Forest, Illinois 60045

CNH Wholesale Master Note Trust

100 South Saunders Road

Lake Forest, Illinois 60045

Re:          CNH Wholesale Receivables LLC

Registration Statement on Form S-3 (Registration No. 333-107999)

Ladies and Gentlemen:

We have acted as special counsel for CNH Wholesale Receivables LLC, a Delaware limited liability company (the “Company”), in connection with (a) the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of asset backed notes with a proposed maximum aggregate offering price of $2,000,000,000 and (b) the contemplated sale under the Registration Statement on June 29, 2005 of $698,489,000 of Class A Floating Rate Asset Backed Notes, Series 2005-1 (the “Class A Notes”) and $51,511,000 of Class B Floating Rate Asset Backed Notes, Series 2005-1 (the “Class B Notes” and, together with the Class A Notes, the “Subject Notes”) in each case issued by CNH Wholesale Master Note Trust (the “Trust”).

In that connection, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Subject Notes and have examined copies of such documents, corporate and limited liability company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the documents relating to the issuance of the Subject Notes.  Terms used herein without definition have the meanings given to such terms (or by reference)in the Registration Statement.

We are also familiar with the limited liability company agreements and other organic documents of the Company and CNH Capital America LLC, as servicer, and have examined all statutes, corporate and limited liability company records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

(i)            the Subject Notes will be duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the related indenture; and

(ii)           the statements set forth in the Prospectus relating to the Subject Notes under the captions “U.S. Federal Income Tax Consequences,” and “Illinois State Tax Consequences” (as modified by the statements, if any, set forth under the headings “Summary of Series Terms—Tax Status,” in the related Prospectus Supplement) accurately reflect our opinion.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the laws of the State of Illinois and the statutory trust laws of the State of Delaware.

Very truly yours,

/S/ MAYER, BROWN, ROWE & MAW LLP

RFH/JBK/MRA